Exhibit 23.1

CONSENT OF INDEPENDENT APPRAISAL FIRM

OLB Group, Inc.

New York, New York

We hereby consent to the inclusion in the Form 8-K of OLB Group, Inc. filed on May 15, 2018 of references to our report relating to the fair market value of certain merger candidates.

Hartland, Wisconsin

May 15, 2018